FOR IMMEDIATE RELEASE
Contact:    Michael R. Jorgensen
            Computron Software, Inc.
            (201) 935-3400
            mjorgensen@ctronsoft.com
            ------------------------

            Erica Hoeft
            Ruder-Finn
            (312) 329-3913
            hoefte@ruderfinn.com
            ------------------------

             COMPUTRON SOFTWARE ANNOUNCES SALE OF FRENCH SUBSIDIARY

RUTHERFORD, NJ, January 13, 2000 - Computron Software, Inc. (AMEX: CFW) today announced the sale of its wholly-owned subsidiary in France. The French operations were sold as of December 29, 1999 for nominal consideration. The Company will recognize a loss on the sale of approximately $2 million in the fourth quarter of 1999.

Commenting on the sale, CEO John Rade noted, "The sale of our operations in France is part of our strategy to shed non-strategic businesses in order to focus on our internally developed product lines, which have been profitable since the third quarter of 1998."

During the nine months ended  September 30, 1999 and the year ended December 31,
1998,  operating  losses  attributable  to  the  French  operations   aggregated
approximately $2.2 million and $3.3 million, respectively.

Computron Software, Inc. Background Information

Founded in 1978, Computron Software, Inc. (AMEX: CFW) is a global provider of application software solutions for business and finance. Used by more than 500 companies worldwide, these solutions automate business processes across the enterprise and allow organizations to capitalize on the knowledge within their systems. Computron's goal is to provide organizations with competitive advantage and added, measurable business value. The Company's latest Internet products will allow companies to quickly deploy e-business application strategies. For further information on Computron, its products, services and customers, visit the Computron web site at http://www.computronsoftware.com.

                                      # # #

This press release contains forward-looking statements. Such statements are only predictions and actual events or results may differ materially. All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company's documents and reports filed from time to time with the Securities and Exchange Commission.

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